JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the "Agreement") is entered into this 26th day of February, 1999 by and between Jones Naughton Entertainment, Inc., a Colorado corporation ("JNE") and Scott
Claverie, an individual ("Claverie"). JNE and Claverie shall be collectively referred to herein as the parties.

                                     RECITALS

WHEREAS, JNE is the owner of 100% of the outstanding common stock of AMS Acquisition Corp., a Nevada corporation ("AMS"), consisting of 100,000 shares;

WHEREAS, JNE and Claverie desire to jointly own and operate a venture which will own and operate an Internet-based infomercial web site (the "Business").

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Ownership. JNE will transfer to Claverie 25,000 shares of AMS common stock. In addition, JNE will grant to Claverie warrants to acquire an additional 26,000 shares of AMS common stock at a price of $1.00 per share, said warrants to be exercisable during the thirty (30) days following the end of the first profitable quarter of operations, as determined in accordance with generally accepted accounting principles, but in no event later than twelve (12) months from the date hereof. Profitability calculations shall include salary and/or wages paid to Claverie and others. In the event that profits are distributed or losses allocated from the Company, they shall be distributed or allocated pro-rata in accordance with each parties stock ownership during the relevant period.

2. Transfer of Assets. JNE will fund AMS with the sum of $25,000 within three (3) business days of execution of this Agreement which shall be used for working capital purposes.
Claverie will transfer to AMS all equipment, intellectual property, technology, etc. associated with the Business.

3. Name Change. The parties hereby agree to change the name of the company from AMS Acquisition Corp., a Nevada corporation, to Go On-line.com, Inc. within thirty (30) days of the execution of this Agreement.

4. Officers and Directors. Scott Claverie will be President of the Business and Joseph Naughton will be the Chief Executive Officer, Secretary and Treasurer all to serve at the direction of the Board of Directors. Both Scott Claverie and Joseph Naughton will be directors to serve at the discretion of the shareholders. The parties agree to use mutual best efforts to identify a third party to serve on the board of directors.

5. Nondisclosure. Each party hereto agrees to keep the terms of this Agreement and the transactions contemplated hereby as confidential and shall not disclose such information to any third party, other than professional advisors utilized to negotiate and consummate the

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transactions contemplated hereby.  The parties hereto agree that in the event there is a breach of the foregoing confidentiality provision, the damage to the parties hereto would be difficult to estimate and as a result, in the event of such a breach, the non-breaching party, in addition to any and all other remedies allowed by law, would be entitled to injunctive relief enjoining the actions of the breaching party.

6. Representations and Warranties.

Each party hereby represents, warrants and covenants as follows:

a. When executed and delivered, the terms hereof shall constitute a valid and legally binding agreement enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors rights and by limitations on the availability of equitable remedies.

b. Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement.

7. Severability. If any portion of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, that portion shall be deemed to be reformed to the extent necessary to cause such portion to be enforceable and the same shall not affect the remainder of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable portions.

8. Entire Agreement. This Agreement, which may be signed in duplicate or counterparts, replaces and supersedes all previous Agreements between the parties hereto, and contains the entire understanding between the parties, and may not be changed, altered, amended, or modified, except in writing, duly executed by each of the parties.

9. Assignment. This Agreement may not be assigned or transferred by either party hereto without the prior written consent of all other parties hereto.

10. Notices. All notices, requests, instruments or documents hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission, telegraphic or similar conveyance:

If to JNE:
Joseph Naughton
5681 Beach Boulevard, Suite 101
Buena Park, CA 90621

If to Claverie:

Scott Claverie

Facsimile: (916) 342-6790

If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which delivery is made, and, if delivered by mail, the date on which such notice, request, instruction or document is deposited in the mail shall be the date of delivery. Each notice, request, instruction or document shall bear the date on which it is delivered.

11. Governing Law. This Agreement shall be governed by the laws of the State of California, United States of America.

12. Attorney's Fees. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the rights and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.


JONES NAUGHTON ENTERTAINMENT, INC.

/s/Scott Claverie
Scott Claverie


/s/Joseph Naughton
By: Joseph Naughton
Its: Chairman